EXHIBIT 4.2

TRANSFER AGENT AGREEMENT

THIS AGREEMENT made and entered into this 11th day of October, 2012, by and between INTERWEST TRANSFER CO., INC., hereinafter referred to as the “Agent”, and AVANGARD CAPITAL GROUP, INC., hereinafter referred to as the “Company”.

WITNESSETH:

1. Agent shall be and is hereby appointed transfer agent, warrant agent and registrar for the common stock of the Company.

2. The secretary of the Company will file with the Agent before Agent begins to act as transfer agent:

A. A copy of the Articles of Incorporation of the Company.

B. Specimens of all forms of outstanding certificates of shares of the Company in the form approved by the Board of Directors.

C. A list of all outstanding securities together with a statement that future transfers may be made without restriction on all securities except as noted by the secretary and except shares subject to a restriction noted on the face of said shares and in the corporate stock records.

D. A list of all shareholders considered “affiliates”, “insiders” or “control” persons as defined in the Securities Act of 1933, 1934, and other acts of congress and rules and regulations of the United States Securities and Exchange Commission, or any State Securities Division, when applicable.

E. The names and specimen signatures of all officers who are and have been authorized to sign certificates for shares on behalf of the Company and the names and addresses of any other transfer agents or registrars of shares of the Company.

F. A list of all officers, directors, or other persons who are authorized to give instructions to Agent on behalf of Company

G. The current street and mailing address for the Company, all telephone and fax numbers for the Company, and a list of all email addresses at which the Company may be reached.

H. A copy of the resolution of the Board of Directors of the Company authorizing the execution of the Agreement and approving the terms and conditions hereof, certified by the secretary of the Company.

3. In the event of any future amendment or change in respect to any of the foregoing, Company agrees to provide Agent with prompt written notifications of any such change, together with copies of all relevant resolutions, instruments or other documents, specimen signatures, certificates, opinions or the like, as the agent may deem necessary or appropriate. Until such written notification is provided to Agent by Company, Agent is not obligated to, but may, in its sole discretion, acknowledge or take any actions or refuse to take any actions based upon verbal or other notification of such changes. However, until such written notification is provided to Agent by Company, Agent shall be entitled to take instructions from all persons identified as authorized to give instructions on the Company’s most current written Company Information List.

4. The company hereby authorizes Agent to purchase stock certificates as needed to perform regular transfer duties, such costs being paid immediately upon notice of such purchase.

5. Transfer of shares shall be made and effected by Agent, and shall be registered and new certificates issued upon surrender of the old certificates, in a form deemed by Agent properly endorsed for transfer, with all necessary endorser’s signatures guaranteed in such form and manner as Agent requires by a guarantor reasonably believed by Agent to be responsible, accompanied by such assurances as Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of such necessary endorsement, and satisfactory evidence of compliance with all applicable laws relating to collection of taxes, if any. All transfer of shares and issuance of certificates shall be at a fee chargeable by Agent, at his discretion. Such fee to be paid by such person, persons, firms or corporations requesting such transfer, in advance.

6. In registering transfers, Company authorizes Agent to refuse to transfer and register the same until it is satisfied that the requested transfer is legally in order and Company shall indemnify and hold harmless Agent and Agent shall incur no liability for the refusal, in good faith, to make transfers which it, in its judgment, deems improper or unauthorized. Agent may rely upon the Uniform Commercial Code, Section 17 of the Securities Exchange Act of 1934 and rules promulgated thereunder by the Securities and Exchange Commission, generally accepted industry practices, or any other statute, rule, case law, or interpretation which, in the opinion of counsel, applies to and/or provides protection to Agent and Company in the registration or refusal of registration.

7. Company specifically agrees that Agent may employ such legal counsel, as it deems appropriate, to advise it as to compliance with the aforementioned with regards to the transfer of any of Issuer’s securities, requests from the Issuer, and any other matters for which Agent feels legal review is necessary; that Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel; and Company will reimburse Agent for all costs of employing such counsel.

8. Agent may, without liability to Company, refuse to perform any act in connection with this agreement when, in good faith, it believes such act may subject it to civil or criminal liability under any statute or law of any state or of the United States, in particular, under the Uniform Commercial Code, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

9. Agent shall maintain customary records in connection with its agency, all of which shall be available for examination and inspection by the Company at all reasonable times.

10. The Company will pay a one-time set up fee. An annual fee will be charged to maintain computerized records of the Company in an orderly and accurate manner (see attached fee schedule), and enable Interwest Transfer Co., Inc., to act as transfer agent or registrar, or both.

11. The Company may remove Agent at any time by giving twenty days written notice, in the form of a resolution from the Board of Directors of the Company, so as to allow Agent sufficient time to prepare and transfer the Company’s records to the Company or a new transfer agent, unless such period is waived by Agent. Upon receipt of such proper notice, a termination fee (see attached fee schedule) and payment of any other outstanding invoices or expenses, Agent shall deliver to its successor, or the company, its records as Agent. Agent may resign as Company’s transfer agent, at anytime and for any reason, upon written notice to Company. In such case, Agent will expedite preparation of Company’s records to be transferred to Company or a new transfer agent upon payment of any outstanding invoices or expenses and a termination fee (See attached fee schedule).

12. Company acknowledges that it understands the aforementioned termination fee represents the time and expenses of Agent in preparing Company’s records to be transferred to a new transfer agent, together with expenses that can not be calculated at the time of termination, such as responding to shareholder or broker inquiries after termination. Because of the impossibility of calculating all of these costs at termination, the Parties agree that this termination fee shall be as calculated as in the attached fee schedule and shall cover all such costs. However, this fee does not affect the hold harmless and indemnification provisions nor the reimbursement provisions contained elsewhere in this agreement.

13. Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, except its own gross negligence or willful misconduct, which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction. No actions taken by the Agent at the direction of the Company shall, under any circumstances, be deemed gross negligence or misconduct by Agent. Company does hereby agree to indemnify and hold harmless Agent, and each and all of its officers, directors, employees, attorneys, and agents from and against any loss, damage or expense which may arise directly or indirectly from any actions, suits, threats of suit, or claims of any kind or nature, other than any such resulting from the gross negligence or willful misconduct of agent, which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction, and shall, at the request of Agent, defend any action brought against agent arising out of its services as transfer agent for Company. Should Agent make such request it may have its counsel monitor the defense at Company’s expense and shall have the right, for any reason, to remove the defense from Company and have its own counsel defend the action at Company’s expense.

14. Company agrees to promptly reimburse Agent for any and all expenses resulting from the service upon agent of a subpoena by a Federal Agency, State Agency, any Federal or state court of the United States of America, or a foreign court of competent jurisdiction, as determined by Agent in its sole discretion, or a request from one of said agencies or courts, requiring or requesting that agent produce information or documents relating to the Company or its shareholders to said agency or court. Said expenses shall include but not be limited to travel expenses, copying charges, computer time, employee times, attorney’s fees, etc. Said expenses shall not include any loss, damage or expense which may arise directly or indirectly from Agent’s gross negligence or willful misconduct.

15. Company agrees to pay all amounts due to agent under this contract or as set forth in the attached schedule within 30 days of billing. Company agrees to pay interest at the rate of 2% per month on all amounts not paid within 30 days. Company specifically agrees that Agent shall have a lien against all Company records to secure any amounts owing to agent and shall not be required to deliver the records or copies of the records to Company until payment of all amounts due under this contract. In addition, Company specifically agrees that Agent may, at its option, refuse to make any transfers of Company’s securities until past due accounts have been paid.

16. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, subscribed by the Party against which such modification, waiver, amendment, discharge or change is sought.

17. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) hand delivered,

(ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by facsimile, addressed as set forth in the this Agreement or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of sending by reputable courier service, fully prepaid, addressed to such address, (c) upon actual receipt of such mailing, if mailed or (4) upon receipt of facsimile by recipient, evidenced by a facsimile transmittal record indicating a successful transmission.

TO AGENT

Interwest Transfer Co., Inc.

1981 East 4800 South, Suite 100

Salt Lake City, Utah 84117

Fax: (801) 277-3147

TO COMPANY

The address provided to Agent pursuant to Section 2(G) in this agreement as may be updated pursuant to Section 3.

or such other address or to such other person as any party shall designate to the other for such purpose.

18. This instrument contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein. All prior agreements whether written or oral are merged herein and shall be of no force or effect.

19. The several representations, warranties and covenants of the Parties contained herein shall survive the termination hereof. The hold harmless and indemnification provisions contained in Sections 6 & 13, the reimbursement provisions contained in Sections 7 & 14, and Section 15 of this agreement shall be a continuing obligation of the Company and shall survive the termination hereof.

20. If any provision or any portion of any provision of this Agreement, other than one of the conditions precedent or contingencies, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the applications of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

21. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts made in Utah by persons domiciled in Salt Lake City and without regard to its principles of conflicts of laws. Each of the Parties agrees to submit himself to the in personam jurisdiction of the state and federal courts situated within the State of Utah with regard to any controversy arising out of or relating to this Agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury.

22. In any action by Agent to enforce the reimbursement , indemnification, or amounts due provisions of this Agreement, the Agent shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees up to and including all negotiations, trials and appeals, whether or not litigation is initiated.

23. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representatives, estate, heirs and legatees.

AGREED AND ENTERED INTO the day and year first written above.

INTERWEST TRANSFER CO., INC.

BY:
Its:

COMPANY

NAME OF COMPANY: AVANGARD CAPITAL GROUP, INC.

BY:
Its: President